Exhibit 99. (j)

DELOITTE & TOUCHE LLP

350 SOUTH GRAND AVENUE

LOS ANGELES, CA 90071

(213) 688-0800 TELEPHONE

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TCW GALILEO FUNDS, INC.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 39 to Registration Statement No. 33-52272 of TCW Galileo Funds, Inc. on Form N-1A of our report dated December 24, 2003 appearing in the Annual Reports of TCW Galileo Funds, Inc. for the year ended October 31, 2003 and to the incorporation by reference in the Statement of Additional Information, which is part of this Registration Statement and to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Statement of Additional Information.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

July 30, 2004